EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to: (a) the joint filing on behalf of each of them of the Schedule 13G to which this Joint Filing Agreement is attached and all amendments thereto and (b) the inclusion of this Joint Filing Agreement as an exhibit thereto. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: November 30, 2015

KA-Landmark Investments, LLC

By:	/s/ Thomas Keller Towns
Name:	Thomas Keller Towns
Title:	Manager

Andrew J. Priest

/s/ Andrew J. Priest

Thomas Keller Towns

/s/ Thomas Keller Towns